Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following summary of the terms of Fennec Pharmaceuticals Inc.’s capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Notice of Articles and Articles, each of which may be further amended from time to time and both of which are incorporated herein by reference.

General

As of March 25, 2024, our authorized capital stock consists of an unlimited number of common shares, no par value per share, of which 27,099,908 common shares were issued and outstanding as of that date.

Common Shares

Pursuant to our Notice of Articles and Articles, we are authorized to issue an unlimited number of common shares, no par value. Each holder of a common share is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. We have not provided for cumulative voting for the election of directors in our Notice of Articles or Articles. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The holders of outstanding our common shares are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

Holders of common shares have no preemptive subscription, redemption or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, the holders of common shares are entitled to share in all assets remaining after payment of all liabilities. The rights of the holders of our common shares are subject to, and may be adversely affected by, the rights of holders of shares of any preferred stock that we may designate and issue in the future. Each outstanding common share is, and all common shares to be issued in this offering, when they are paid for, will be fully paid and non-assessable.

Computershare is the transfer agent for our common shares.

Our common shares are listed on Nasdaq under the symbol “FENC” and on the TSX under the symbol “FRX”.

Exchange Controls, Restrictions on Voting or Ownership

There is currently no law, governmental decree or regulation in Canada that restricts the export or import of capital, or which would affect the remittance of dividends, interest or other payments by us to a non-resident holder of our common shares, other than applicable tax requirements.

There is currently no limitation imposed by the laws of Canada or by our Notice of Articles or Articles on the right of a non-resident to hold or vote our common shares, other than those imposed by the Investment Canada Act and the Competition Act (Canada). These acts will generally not apply except where control of an existing Canadian business or company, which has Canadian assets or revenue over a certain threshold, is acquired and will not apply to trading generally of securities listed on a stock exchange. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to be of net benefit to Canada.

Shareholders' Rights Plan

We adopted a shareholder rights plan agreement (the “Rights Plan”) on June 27, 2017. The Rights Plan was adopted to ensure, to the extent possible, that all of our shareholders are treated fairly and equally in connection with any take-over bid or other acquisition of control. Generally stated, the Rights Plan is designed to address this purpose by requiring any potential transaction that will result in a person (an “Acquirer”) owning, in the aggregate, 20% or more of our outstanding common shares (inclusive of any common shares held by the Acquirer, its associates and affiliates, and any person acting jointly or in concert with any of them (collectively, the “Acquirer Group”)) to be structured as a formal take-over bid that satisfies certain minimum requirements relating primarily to the manner in which the bid must be made, the minimum number of days the bid must remain open, and the minimum number of shares that must be acquired under the bid. Non-compliant transactions may, through the operation of the Rights Plan and the rights issued thereunder, result in the Acquirer Group’s common share position in us being substantially diluted. Consequentially, the Rights Plan incentivizes the Acquirer to structure its proposed transaction in a manner that complies with the minimum requirements prescribed by the Rights Plan, thereby helping fulfill the purpose of the Rights Plan. One right (a “Right”) is issued and attached to each common share. This includes all common shares issued as of the effective date of the Rights Plan and all common shares issued after the effective date of the Rights Plan but prior to the eighth trading day after the earlier of public announcement of a take-over bid (other than a take-over bid that is a permitted bid or a competing permitted bid, as the case may be, under the Rights Plan) or the date upon which a permitted bid or competing permitted bid under the Rights Plan ceases to be such, or such later date as may be determined by our board of directors.